EXHIBIT 10.15

EMPLOYMENT AGREEMENT

I.

PARTIES:

The parties to this agreement are National American University, hereinafter called “NAU,” a Division of Dlorah, Inc., a South Dakota corporation, having its principal place of business in Rapid City, South Dakota, and Dr. Ronald Shape, of Rapid City, South Dakota, the designated Chief Executive Officer of National American University, hereinafter called “CEO.”

II.

PURPOSE:

The parties understand that NAU operates National American University at Rapid City, South Dakota, with branches at 16 locations in 7 states as of the date of this agreement.  The CEO has been employed by NAU as its CEO since April, 2009.  The purpose of this agreement is to acknowledge the terms and conditions of an Employment Agreement by and between the parties for the employment of the CEO.

III.

TERM AND WAIVER OF STATUTORY PROTECTION:

The parties agree that the term of the agreement commenced June 1, 2009 and shall continue until terminated by either pursuant to Article XII hereof.

The parties understand that Section 60-2-6 of the South Dakota Codified Laws provides that a contract to render personal services cannot be enforced against the CEO beyond the term of two (2) years from the commencement of service under it.  In consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each party does hereby waive any protection given to that party by said statute and agrees that this agreement may be enforced as if said statute did not exist.

IV.

DUTIES:

The parties agree that the CEO shall have charge of administration of NAU under the policies adopted by the Board of Directors of Dlorah, Inc. (“Directors”) with input from the Board of Governors of National American University (the “Board”) and the President.  The CEO agrees that he will, at all times during the term of this agreement, faithfully and industriously, with the best use of his experience, ability, education, and talent, perform all of the duties required pursuant to the terms of this agreement and all duties required by directives of the Directors, the Board and the President and that he will act in accordance with all official policies adopted by the Directors, the Board and Dlorah, Inc., heretofore or hereafter, including those presented in the policy manuals of NAU.

The CEO agrees to devote his entire time, attention and energy to the administration of NAU and shall not, during the term of this agreement, engage in any other business or professional activity, whether for profit or compensation or not, without the prior written permission of the President and the Chairman of the Board.  This paragraph shall not be construed to prevent the CEO from investing his financial assets in such form or manner as will not require any services on the part of the CEO in the operation of the affairs of the companies in which such investments are made.

The duties of the Chief Executive Officer shall include those set forth in the policies of NAU, including the following:

A.	Provide day-to-day leadership and management to NAU’s operations and financial operations consistent with the mission, goals and core values of the institution.

B.	Be responsible for driving NAU to achieve and surpass sales, profitability, cash flow and university goals and objectives.

C.
Advise the President on strategic business development and key corporate planning issues.  Keep the President informed about business activities, potential threats, opportunities and recommended actions.

D.	Be responsible for the measurement and effectiveness of all processes, internal and external. Provide timely, accurate and complete reports on the operating condition of the organization.

E.	Spearhead the development, communication and implementation of effective growth strategies and processes.

F.	Collaborate with a management team to develop and implement plans for the operational infrastructure of systems, processes and personnel designed to accommodate the rapid growth objectives of NAU.

G.
Motivate and coordinate a high performance management team; attract, recruit, and retain required members of the executive team not currently in place and provide mentoring as a cornerstone to the management career development program.

H.	Encourage managers to evaluate and take actions that are consistent with NAU’ s overall strategy which will lead to high performance.

I.	Assist as required in raising additional capital at appropriate valuations and times to enable NAU to meet sales, growth and market share objectives.

J.	Foster a success-oriented accountable environment within the institution.

K.	Represent NAU, as needed, with clients, investors and business partners.

L.	Set performance goals which are taylored to each division.

M.	Employ management technics to the extent available to resources to ensure quality education.

N.	Direct recruitment and selection of staff and recommend employment of qualified candidates to the Board.

O.	Coordinate periodic evaluation of NAU programs and personnel.

P.	Coordinate planning of annual academic, student service, marketing and branch campus budgets.

Q.	Articulate programs with other institutions and agencies.

R.	Maintain high standards of employment and staff development for all personnel.

S.	Advise the President on issues, policies, procedures and guidelines pertaining to academic student services, branches and admissions and marketing services.

T.	Represent NAU at appropriate professional meetings and conferences.

U.	Organize and operate NAU in accordance with the policies, procedures and regulations established by the Board.

V.	Call and preside over meetings of the Administrative Council and other meetings for purposes of interpreting and implementing NAU policy.

W.	Provide leadership and overall supervision for the sufficient operation of the academic programs, plant and other enterprises.

X.	Provide leadership and overall supervision for the promotion, financing and development of every facet of Dlorah and NAU, keeping within its purpose.

Y.	Participate in meetings, programs and committees that may require special insight and understanding that can best be provided by CEO.

Z.	Other duties in support of the mission of NAU as assigned by the Directors and President.

NAU reserves the right to alter the job description and duties in order to meet the needs and goals of NAU from time to time providing CEO reasonable notice and opportunity for input in such changes.

V.

CONSULTATION:

The CEO shall not perform consultation with other organizations except upon prior approval of the President.  Any time spent in consultation with others will be charged against the CEO’s vacation allowance in the year in which the consulting was performed.  The CEO agrees to seek and obtain approval from the President for any such consulting.  The parties agree that no consulting shall be provided to competing entities or businesses during the term of this agreement and any extension thereof.

VI.

COMPENSATION:

The parties acknowledge that effective June 1, 2009, NAU is paying the CEO a base salary of $230,000.00 per calendar year, payable in equal semi-monthly installments.  The base salary is payment for all services rendered by the CEO under this agreement except as otherwise provided in this Article VI.

The parties agree that the compensation may be increased or decreased as follows:

A.
Commencing with NAU’s fiscal year beginning June 1, 2010 and for each of NAU’s fiscal years thereafter during the term of this agreement, the CEO’s base annualized salary shall be increased or decreased by the appropriate percentage increase or decrease (as the case may be) in the Consumer Price Index - US City Average - All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor in said index for the previous March (i.e., for example, March 2009) and March of the current year (i.e., for example, March 2010).  The parties agree that, if for any reason, said index is not published at such time, they will use another index of changes in the cost of living regularly published and generally considered reliable.

B.
The parties understand that a separate audited financial statement for NAU is prepared by a Certified Public Accountant for NAU as of each fiscal year ending May 31.  The parties agree to determine from said audited financial statement, for each fiscal year, whether NAU has experienced a “Net Profit” of 15% or more of the Gross Profit also known as the “Gross Profit.”  Gross Profit will be calculated by adding all tuition revenues and all other income but subtracting the cost of sales for books and food, such gross profit then being the same as the Gross Profit shown on the internally generated financial statement of NAU.

For the purposes of said determination, operating expenses and Net Profit shall not include:

1.	Provision for State and Federal income taxes.

2.	Interest income.

3.	Interest expense.

4.	Contributions to the NAU 401k retirement program.

5.	Gains and losses from securities.

6.	Extraordinary items shown on the annual financial statement, and gains or losses from the sale of major corporate properties outside of the normal course of business.

7.	Gains and losses from the Fairway Hills Real Estate Division.

8.
Corporate overhead such as Board and Directors expense.  The parties have agreed that for calculation purposes, the NAU ratio will be consistent with historical calculations, i.e.  Board expenses excluded.

C.	The CEO shall be paid merit pay based upon NAU objectives being achieved during the term of this agreement for the following areas:

1.	Annual Profitability;

2.	Quarterly Collections;

3.	Credit Hour Growth

The parties agree that if the CEO is employed and has been continuously employed by NAU through the last day of a fiscal year, the CEO shall be entitled to receive “Annual Profitability” merit pay for such fiscal year.  The parties further agree that if the CEO is employed and has been continuously employed by NAU through the last day of a fiscal quarter, the CEO shall be entitled to receive “Quarterly Collections” and “Credit Hour Growth” merit pay for such quarter.  The amount of such merit pay shall be determined according to the guidelines set forth on Exhibit A (attached to this agreement and by this reference incorporated herein).  All merit pay earned under this Section VI.C. shall be paid no later than the latter of:  (a) 2-1/2 months following the last day of the fiscal year or fiscal quarter for which the merit pay is payable, or (b) March 15th following the last day of the fiscal year or fiscal quarter for which the merit pay is payable.

The parties acknowledge that Dlorah, Inc., entered into an agreement to merge into a publicly held company, which shall be known as National American University Holdings, Inc., a Delaware corporation, following the merger.  The parties therefore agree that in the event of successful completion of the merger, the CEO shall be eligible, at the discretion of NAU, to participate in any equity-based incentive plan of the employer, NAU.

Attached hereto as Exhibit B is an organization chart which contemplates the completion of the merger.

In the event that the merger is not completed in the manner provided for in the plan, the parties will review the compensation provisions in this agreement in order to adjust the CEO’s compensation consistent with responsibilities of the company, the same to be completed on or before January 31, 2010.  The modification of this agreement in order to accommodate such change shall not reduce the basic salary compensation due the CEO during the term of this contract nor any incentive benefit or bonus accrued as of such date, however, such replacement incentive plan may replace, in its entirety, the bonus compensation plan set forth above.  NAU shall give CEO at least thirty (30) days written notice of the proposed change.  The parties agree to negotiate such changes in good faith in order to reach agreement on the same within thirty (30) days of notice.  If the parties are unable to reach agreement, either shall have the option to terminate this agreement upon six (6) month’s notice in the manner provided in Article Ill of this Agreement and the employment of the CEO shall continue during such period according to the terms proposed by NAU, which shall not be for less basic compensation than that provided for in this Article VI above.

VII.

PERQUISITES:

The parties agree that the CEO shall receive the following perquisites during the term of this agreement:

A.	Holidays observed by the administration of NAU.

B.	Five (5) weeks of vacation each academic year - June 1 through May 31. This vacation time may not be carried over without permission of NAU.

C.	Sick leave equivalent to that given to administrative personnel of NAU.

D.	Reimbursement of authorized travel expenses.

E.	Other benefits as provided by the NAU Employee Handbook.

VIII.

RESIDENCY REQUIREMENT:

The CEO agrees to reside within such proximity to the city limits of Rapid City, South Dakota, as will enable him to attend to his duties at the administrative offices of NAU in Rapid City, South Dakota, on a daily basis.

IX.

WORKING FACILITIES:

NAU agrees to furnish the CEO with an office, stenographic help, and such other facilities and services as are suitable to his position and adequate for the performance of his duties as provided in Article IV.

X.

EXCLUSIVE EMPLOYMENT/CONFIDENTIAL INFORMATION:

The CEO agrees to spend his full working time during the term of this agreement in performance of his duties with NAU and will abide by all policies and decisions made by the Board as well as all applicable federal, state and local laws, regulations or ordinances.  The CEO will act in the best interest of NAU at all times and will not, during the term hereof, without prior written approval of the President and the Board, engage in, become an employee, director, officer, agent, partner of, or consultant to or stockholder of (except a stockholder of a public company in which he owns less than 1% of the issued and outstanding capital stock of such company) or render services to any company or other business entity which is a competitor or significant supplier or customer of NAU or engage in any other activities that would interfere with the performance of his duties as CEO of NAU or would create an actual or perceived conflict of interest with respect to his obligations as CEO.

The CEO agrees to not directly or indirectly use or disclose any confidential information of NAU for the benefit of anyone other than NAU during the course of employment or after the termination of employment regardless of the reason for such termination.  For the purposes of this agreement, “confidential information” shall mean any information about or related to NAU or any affiliated entity or any of their employees, contractors, directors, representatives, suppliers, vendors, members, customers, students or other third parties or entities with whom NAU or the affiliates do business which CEO learns of or develops during the time he is employed with NAU that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use including, but not limited to, trade secrets, inventions, financial information, personnel information and information relating to such matters as existing or contemplated products, services, profit margins, fee schedules, pricing, business processes, business plans, sales technics, marketing technics, training manuals and materials, policies or practices related to business personnel or other matters, computer databases, computer programs, software and other technology, customer lists, member lists, student lists, and preferences or requirements or information related to any of the same.

The CEO recognizes that the confidential information constitutes a valuable asset of NAU and agrees to act in such a manner as to prevent its disclosure and use by any person unless for the benefit of NAU.

XI.

RETURN OF CONFIDENTIAL INFORMATION AND NAU’S PROPERTY:

The CEO agrees that upon termination of his employment, regardless of the reason for such termination, he will promptly turn over to NAU, in good condition, all property of NAU or the affiliates in his possession or control including, but not limited to, all originals, copies of, or electronically stored documents or other materials containing confidential information regardless of who prepared them.  In the case of electronically stored information retained by the CEO outside of NAU’s electronic systems, the CEO will promptly make a hard copy of such information in paper, audio recording, disc format or other format as appropriate, turn that hard copy over to NAU and then destroy his electronically stored information.  Further, the CEO agrees to execute written confirmation that all confidential information in his possession or to which he has access, has been turned over to NAU or destroyed at the time of his termination.

XII.

TERMINATION:

The parties agree that this agreement may be terminated in any of the following manners:

A.	Mutual written agreement of the parties, in which case any compensation payable to the CEO shall be defined in said agreement.

B.
Resignation by the CEO upon at least twenty-four calendar months written notice, in which case the CEO shall not be entitled to any further compensation after said twenty-four month period, except accrued merit pay which shall be paid in accordance with Article VI (C) or in a lump sum at the election of NAU.

C.
Mental or physical incapacity of the CEO to an extent that makes it impossible for him to fully perform the duties described in Article IV, hereof.  In the event the CEO becomes disabled due to accident, illness, or mental or physical incapacity, or for any other reason becomes incapable of performing the requirements of this Agreement, NAU shall have the right to terminate this Agreement, and all obligations of NAU shall cease upon such termination other than as provided in this Paragraph C of this Article XII.  If NAU, in its sole discretion acting through the Board, determines that the CEO is disabled, NAU shall have the right to require the CEO to submit to a physical and/or mental examination at the expense of NAU by a physician licensed to practice medicine in South Dakota and selected by NAU.  In the event the CEO is determined by such medical examination to be unable to fully continue or resume his duties as CEO, within 60 days of his disability, and if NAU elects then to terminate this Agreement, then NAU agrees to pay him his then current base salary (as determined under Article VI A hereof), payable monthly for a period of twelve months.  In addition, NAU agrees to pay him his prorated share, if any, of compensation determined for the year of disability under Article VI (C), said proration to be based upon the number of days in the year of disability prior to the date of termination and said compensation to be paid to him at the same time as it would have been paid if the provisions of this Paragraph C did not operate.  Such payments shall not include the perquisites described in Article VII hereof.

D.
Death of the CEO.  If the CEO dies during the term of this agreement, NAU agrees to pay to his estate or other individual named by him as a beneficiary under this agreement, for a period of one year, an amount equal to his base salary (as determined under Article VI A hereof) in effect at the time of his death, payable monthly.  In addition, NAU agrees to pay him his prorated share, if any, of compensation determined for the year of death under Article VI (C), said proration to be based upon the number of days in the year of death prior to the date of said death, and said compensation to be paid to him at the same time as it would have been paid if the provisions of this Paragraph D did not operate.

E.
The parties agree that the CEO may be discharged for cause, (without further compensation), including but not limited to dishonesty, willful misconduct, refusal or unwillingness to perform the duties and responsibilities of the office of CEO satisfactorily in good faith and to the best of his ability, insubordination, prolonged absence from duty without the consent of NAU, or any conduct which is in violation of the criminal statutes of South Dakota or a federal law, or which involves moral turpitude.  Discharge for cause may only be made upon a vote of the majority of the Board after giving the CEO an opportunity to appear before the Board to discuss the notice of dismissal, any such meeting to be conducted in executive session.  If the CEO is discharged and terminated for cause, he shall be entitled to receive only the base salary then in effect, prorated to the date of termination, and all fringe benefits through the date of termination and the remaining installments due, if any, for any bonus earned for a NAU fiscal year prior to the final year that includes the CEO’s date of termination.

F.
The parties agree that the Board shall have the right to terminate this Agreement at any time upon a majority vote of the Board without proof of cause; provided that if the cancellation should be for other than cause, the CEO shall be entitled to receive, as liquidated damages, his then current base salary (as determined under Article VI A hereof), payable monthly, for two years after termination or until the CEO shall again be employed by another employer, whichever shall first occur.  Said then current base salary shall be paid monthly during the period that such amounts are payable hereunder.  The payments made to the CEO under this Paragraph F of this Article XII shall be in lieu of any and all other entitlements, whether contractually or statutorily derived, including, but not limited to any additional compensation which would otherwise be due him under the provisions of Article VI, Paragraphs (C).  In the event that NAU gives the notice, NAU shall determine whether to require the CEO to continue to perform the agreement during the notice period.

XIII.

WAIVER OF BREACH:

The parties agree that the waiver by NAU of any breach by the CEO of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by the CEO and shall not preclude such enforcement or disciplinary action as NAU deems necessary and appropriate.

XIV.

ASSIGNMENT:

The parties agree that this is a personal service contract and may not be assigned by the CEO.

XV.

INTEGRATION:

The parties agree that this writing constitutes the entire Agreement between them and that there are no other oral or collateral agreements or understandings of any kind or character except those contained herein.

XVI.

REQUIRED SIX MONTH DELAY:

Notwithstanding any other provision in this Agreement to the contrary, if at the time of his separation from service, the CEO is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, distributions made on account of the CEO’s separation from service may not be made before the date that is six (6) months after the CEO’s separation from service unless such payments fall under the exception from Section 409A for separation pay due to involuntary separation from service (as provided in Treas. Reg. § 1. 409A-1(b)(9)(iii)).  If payments are delayed pursuant to this paragraph, distributions will commence on the first day of the seventh month following the separation from service and the first monthly distribution shall include the aggregate payments that were delayed.

For purposes of this Agreement, “separation from service” shall mean when the CEO retires or otherwise has a termination of employment with the Employer.  Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the CEO reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the CEO will perform after such date (whether as an employee or independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period.

(The balance of this page intentionally left blank.)

DATED this 18th day of November, 2009.

DLORAH, INC.

By:	/s/ Robert D. Buckingham
Robert D. Buckingham
Its:	Chairman

NATIONAL AMERICAN UNIVERSITY
DIVISION OF DLORAH, INC.

By:	/s/ Jerry Gallentine
Jerry Gallentine, Ph.D.
Its:	President

/s/ Ronald Shape
Ronald Shape, Ed.D.

EXHIBIT A

MERIT PAY FOR CEO

The merit pay plan consists of three independent goals associated with key performance indicators of the CEO position in conjunction with university objectives:

Annual Profitability:
This goal would be based on the annual audited financial report, net of adjustments as defined in Section VI(B) of the Agreement.  The merit pay would be determined by multiplying the annual audited gross profit, by the corresponding merit percentage below:

Profit margin of 15 to 15.99% would allow for a .05% (.0005) merit
Profit margin of 16 to 16.99% would allow for a .1% (.001) merit
Profit margin of 17(+)% would allow for a .15% (.0015) merit

Quarterly Collections:
This goal would be based on the quarterly collection percentage 180 days after the start of the quarter.  The merit pay would be calculated by multiplying the prior quarter’s gross profit by the corresponding merit percentage below:

Percent collected of 97 to 97.99% would allow for a .02% (.0002) merit
Percent collected of 98 to 98.99% would allow for a .03% (.0003) merit
Percent collected of 99( +) % would allow for a .04% (.0004) merit

Credit Hour Growth:
This goal would be based on the percent of campus generated credit hour growth in the current quarter over the same quarter of the prior year.  The merit pay would be calculated by multiplying the prior quarter’s gross profit by the corresponding merit percentage below:

Growth of 5 to 9.99% would allow for a ..04% (.0004) merit
Growth of 10 to 14.99% would allow for a .06% (.0006) merit
Growth of 15(+)% would allow for a .08% (.0008) merit

DATED the 18th day of November, 2009.

DLORAH, INC.
/s/ Ronald Shape
Ronald Shape, Ed.D.
By:	/s/ Robert D. Buckingham
Robert D. Buckingham
Its:	Chairman	NATIONAL AMERICAN UNIVERSITY
DIVISION OF DLORAH, INC.

By	/s/ Jerry Gallentine
Jerry Gallentine, Ph.D.
Its:	President